For  the  semi-annual period ended  (a)
September 30, 1997
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders



     An  Annual Meeting of Stockholders
was  held  on July 10, 1997.   At  such
meeting  the  stockholders elected  the
entire slate of Class II Directors  and
ratified  the selection of  independent
accountants.   Shareholders   did   not
approve    the    following    proposal
submitted by a shareholder of the Fund:


     a)   approval   of  a  shareholder
          proposal   recommending   the
          liquidation of the Fund.

          Affirmative
Negative        Shares
          votes                    cast
votes cast     Abstained

                              2,733,730
4,222,890      373,264